UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the year ended December 31, 2022

Flower Turbines, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11330

Delaware	46-3784856
(State or other jurisdiction of incorporation or organization)	(Employer Identification Number)

670 Long Beach BLVD, Suite 201 Long Beach, NY 11561	806-318-1116
(Address of principal executive offices)	(Registrant’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “the company” or “us” or “we” refers to  Flower Turbines, Inc.

Forward-Looking Statements

This Annual Report on Form 1-K may contain forward-looking statements relating to, among other things, the company, its business plan and strategy, and its industry. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will,” , “draft”, “initial”, “future”, or the negative of these terms or other variations and similar expressions or statements regarding future periods are intended to identify forward-looking statements. Any such statements reflect management’s current views with respect to future events based on information currently available and are subject to risks and uncertainties that could cause actual results to differ materially. Any forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report. Certain important risk factors that could cause actual results to differ materially from those in any forward-looking statements are described in the section labeled “Risk Factors” within the Company’s Offering Circular filed with the Securities & Exchange Commission on January 5, 2021, as modified by any Supplements and Amendments thereto.

ITEM 1. BUSINESS

This discussion should be read in conjunction with (1) the other sections of this Report, including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the attached Financial Statements and related exhibits, and (2) our Offering Circular for our Regulation A+ offering, including, but not limited to, the sections titled "Risk Factors," and the Supplements thereto. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Report and the Offering Circular.

Introduction

We design, manufacture, and sell small vertical axis wind turbines, which, compared with current small drag-type wind turbines, are more aerodynamically efficient, emit less noise and vibrations, and are aesthetically designed. We have solved the aerodynamic blade design issues that plague many of our competitors’ wind turbines. Our goal is to make our sleek, innovative, and efficient small wind turbines the foundation of a large global renewable energy company. We currently offer, one, three, and six-meter high versions of our wind turbines, that can produce power ranging from tens of watts to up to 5,000 watts. We are starting to develop our own wind turbine electronics for both our turbines and eventually others.

In the EU, we are actively selling charging systems in the electric mobility vertical which include stationary poles, outdoor benches, and workstations, which can charge electric bicycles and scooters and other products such as mobile phones. The charging poles are on-grid and off-grid with solar alone or our wind turbines and solar together.

The Current Problem

Producing clean energy in or near cities is challenging. Solar energy can be inefficient and expensive in areas without a good solar resource. As a result of the size, weight, vibrational and noise output, and aesthetic appearance of most current wind energy producing devices on the market, their installation and operation in urban and suburban settings, including parking lots and on building rooftops, is impractical or prohibited by zoning laws. In addition, in largely populated areas, the high-speed rotation of windmill blades poses safety and environmental concerns for both humans and wildlife. Where solar is more efficient, adding wind helps to balance the grid, with power at different times of the day and may lead to the need for fewer batteries.

Our Solution

We have designed small and efficient wind turbines that overcome many of these barriers, making the operation, production, and use of wind energy in urban and suburban settings viable. Our turbines offer the following advantages over many of the competing products on the market:

●	Small design
●	Significantly higher efficiency
●	Ability to cluster to reduce cost per unit installation through efficiencies of scale and obtain more energy per square meter

●	Low starting speed
●	Different sizes for different environments and spaces
●	Lower noise and vibration
●	Lower maintenance due to lower vibration
●	Beautiful and kinetic tulip design
●	Significantly lower rotational speed making them safer for humans and animals

We are currently working on various wind turbine innovations that could substantially reduce the cost of turbines, particularly in electronics and installations. We have begun to file patents in this area and it is an additional potential growth area for the company.

The turbines come in different sizes. The red and white turbines in the illustration are a total of 3 meters high. The turbines are also available in heights of 1 and 6 meters. The black turbine depicted above has blades that are 1 meter high, and the pole height is adjustable.

Our Technology

The efficiency and size of our turbines primarily results from aerodynamic science that increases the efficiency of vertical axis drag-type turbines. Our designs and technology, are the subject of various US and international patents, cover the following art:

●	Through segmenting parts of the blade’s trailing edge according to a specific formula, our design reduces aerodynamic interference on the trailing edge of the turbine after the wind strikes the blade, resulting in an increase in efficiency.

●	Through our tapered design of different degrees of cupping at different heights, which is different from the typical semicircular cup turbine, wind can enter the cups at more angles, making it easier for the turbine to begin spinning from many different wind directions.

●	Our drag vertical axis design has a cluster effect, whereby one turbine creates a wind tunnel at a specific distance from the blades that increases the velocity of the wind entering the adjacent turbine if placed within that stream, which, according to preliminary tests, increases power output by 20-50% when two turbines are properly positioned.

●	Fluid dynamics in our designs combines internal air space, blade overlap, blade extension, blade diameter, and tip speed ratios, in a manner that we believe makes our turbines more efficient than other small wind turbines on the market. The blades and shaft have optimized air space ratios for greater efficiency so the wind is accelerated internally after it hits the first blade and before it recirculates and hits the second blade.

●	Our patent pending process for adding an aerodynamic spoiler to rooftops on which our wind turbines are installed ameliorates the problem of the building’s vertical surface which has the effect of scattering the wind force.

In addition, our turbines can reduce transmission cost, through balancing the energy grid load at times when solar systems are not generating power, thereby decreasing the operational cost while increasing power production.

Our Products

Wind & Sun Charging (Type ZW)

This model is a stand-alone charging station that produces its own electricity with the help of a solar panel and a small version (1 meter) of our Flower Turbine. The energy is then stored within the unit, ready to charge your bicycle, scooter, or mobility scooter. This model is equipped with two power sockets that provide one hour of electricity for each user. Due to its height (4.15 meters) and design, it is very easy to find.

Charging pole (SL)

Thanks to its sturdy design, the charging pole is ideal for cities. The standard version comes with 2 child-proof and water-proof power sockets. Because it is connected to the grid, it is very simple to use; just plug in and charge. This model is also available with 4 power sockets and USB ports to charge all your devices while you are on the move.

Wall and drive-in Charging (Type WL)

This simple and discrete model comes with 3 charging sockets and can be placed on the wall or integrated into a bicycle rack. These models are ideal for companies and clubs that want to facilitate the mobility of their customers and employees.

Charging Bench This solid bench is ideal for public spaces. We are currently redesigning this product for wind and solar input.

Sun Charging (Type Z)

The small brother of the ZW model is a great alternative for those who want a simpler version and have lower energy requirements. This is a stand-alone charging station, meaning that it does not need to be connected to the grid. The energy is produced by a solar panel and then stored within the unit, available at the push of a button.

Flower Power

Flower Power is a luxury brand of Flower Turbines featuring artwork on its blades with the turbine electricity to be used for off-grid outdoor illumination and for people to make a statement about climate change. Flower Turbines has already signed one celebrity and artist as a brand ambassador and is developing its own line of artistic turbines. See www.flowerpower.vip for details.

Research and Development

We have been through several cycles of research and development, including computer simulation, patent development, and engineering. Our research and development activities are conducted mostly in the US, and some in Israel and the Netherlands, both internally and with the assistance of high-level external engineers, an academic institution, and engineering agencies to assure our products comply with applicable regulations. Research and development is an important ongoing activity as we are now developing new electronics and rooftop installation products.

The Market

The global Small Wind Turbines market size is expected to gain market growth in the forecast period of 2020 to 2025, with a CAGR of 17.4% in the forecast period of 2020 to 2025 and is expected to reach USD $316.7 million by 2025, from USD $166.6 million in 2019. https://www.marketwatch.com/press-release/small-wind-turbines-market-size-growing-at-174-cagr-to-hit-usd-3167-million-by-2025-2020-08-18. Flower Turbines is clearly in a high growth market and has the opportunity to increase the size of that market and its growth rate by specifically targeting the underserved markets of location close to people and close to or on buildings because of the combination of quiet and efficiency. Small wind turbines comprise a wide range of wind turbines ranging from micro turbines, to residential turbines and mini turbines. The wind turbines used in these end use applications have power ratings ranging from a few watts to 1,000 watts. Small wind turbines include wind turbines up to 15 meters in diameter. Although vertical axis wind turbines have witnessed rapid growth in the global small wind power market, most of the small wind turbines currently on the market, are conventional horizontal axis wind turbines.

With its innovative technology, Flower Turbines aims to change the growth trajectory of the market.

The market for renewable energy is rapidly growing. Small turbines are projected to hit a compound annual growth rate of almost 10% over the next five years, and annual revenue from the small turbine sector is projected to reach $400M in 2024, growing 42.5% in just five years. Bloomberg predicts (https://www.renewableenergyworld.com/2019/06/20/bloomberg-predicts-wind-and-solar-will-power-half-the-world-and-bag-9-trillion-investment/) that wind and solar will power half the world's grid by 2050 and receive $9 trillion of investment.

The passage of the Green Deal in Europe and legislation in the US are opportunities for the company to grow even faster.

The microgrid market is growing and project managers often want wind to supplement the solar they are using as a base because wind is often available when solar is not.

The charging station market depends on sales of electric bicycles and scooters. A recent report from Deloitte estimates that 300 million electric bikes will be on the world's roads by 2023, which is 50% more than today.  See https://www2.deloitte.com/content/dam/insights/us/articles/722835_tmt-predictions-2020/DI_TMT-Prediction-2020.pdf.

Wind is very available in many parts of the world. We advocate using a combination of both wind and solar in order to provide better coverage over 24 hours. In areas such as Texas where wind is more frequent at night, the proportion of solar to wind might be higher for a particular building. The following is a conceptual illustration of how solar and wind could work together:

Competition

We compete with other manufacturers of wind turbines, and other alternative energy providers such as solar technology. We believe that our turbines provide more than economic value for the customers—something that was often missing with other small turbines. Because we created so many innovative technologies, we believe that we compete more with the grid than with other small turbines. Large turbines are more cost-effective but what counts for a consumer is the cost by the time it reaches them, and that is where we compete.

Marketing and Sales

We have built an in-house sales and marketing team to sell our turbines and charging stations directly and are seeking partnerships with resellers. We are exploring developing a leasing program similar to those commonly used in the solar industry.

We intend to focus marketing our wind turbines in selected markets in the United States and abroad characterized by high winds and high electricity prices, such as the east and west coasts of the United States, the Midwest, Hawaii and the North Sea and Baltic Sea adjacent countries in Europe. We intend to focus marketing our power stations in flat areas of Europe, such as the Netherlands, Belgium, Germany, and Denmark, and in other cities worldwide.

Manufacturing

We have begun manufacturing certain components and assembling certain products in our facility in Lubbock, Texas. We are starting to produce some of our own wind turbine electronics starting with charge controllers. We plan to develop this into a related business in which we sell our electronics to other wind turbine companies. We also outsource manufacturing and assembly to various manufacturers located in the Netherlands.

Employees

We currently have eight full time and three part-time employees, and various contractors in the United States. Flower Turbines B.V., our Netherlands subsidiary, has two full-time employees and three part-time employees. We also use various independent contractors for engineering, project management, marketing, sales, and administrative services.

Government Regulation

We are subject to various federal, state, and foreign governmental regulations related to manufacturing, marketing and sale of our products, such as health and safety codes, environmental laws and zoning laws.

Occupational Safety and Health Administration

Our operations are subject to regulation of health and safety matters by the U.S. Occupational Safety and Health Administration.  We believe that we take appropriate precautions to protect our employees and third parties from workplace injuries and harmful exposure to materials handled and managed at our facilities.  However, claims asserted in the future against the Company for work-related injury or illnesses could increase our costs.

Environmental

Our operations are subject to numerous federal, state and local environmental laws and regulations. Although it is our objective to maintain compliance with these laws and regulations, it may not be possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly remediation and other compliance efforts that we may undertake in the future.

Tax Incentives

The U.S. wind energy industry is significantly impacted by federal tax incentives, which have provided material incentives to develop wind energy generation facilities and thereby impact the demand for our products. One such federal government program is the production tax credit (“PTC”), which provides economic incentives to the owners of wind energy facilities in the form of a tax credit. Wind energy may not be economically viable in certain parts of the country absent such incentives. The increased demand for our products that generally results from the credits and incentives could be impacted by the expiration or curtailment of these programs.

Certifications

Certain tax credits available to purchasers of our products, depend on having third party certification of the turbines’ power curve over a 6-month period by certain accredited organizations. We are tentatively planning to seek such certification. The inverter, which allows the electricity to be synchronized with the grid, usually requires UL certification for on-grid uses. Off the shelf products with UL certification are available. One of our charging products has already received CE certification and we believe others will shortly follow.

Certain countries offer benefits for certification of turbines. An independent body measures the turbine’s output at different wind speeds for 6 months and creates a power curve of wind speed versus power output. While there are significant expenses in obtaining such certifications, the benefits include access to government subsidies or tax deductions for the turbines. These regulations can change every year.

Intellectual Property

We hold or license an aggregate of 41 patents, patent applications and provisional patent applications, issued by various jurisdictions, 18 of which are issued patents. We also own or license various domain names and trademarks or trademark applications, in various jurisdictions, which include “Flower Turbines”, “Flower Power”, “Tulip Power,” “Wind Tulip,” “Charge To Go,” “Bitulip,” “Tritulip”. We also hold various copyrights, as well as trade secrets related to the manufacturing and construction of our turbines. See “Risk Factors - Our intellectual property could be unenforceable or ineffective.”

Property

We lease approximately 6,289 square feet of office space at 2601 SE Loop 289, in Lubbock Texas, pursuant to a 36 month lease which commenced on March 1, 2022. Our base rent is $2,955 per month for the first 12 months, $3,014 per month for the second 12 months and $3,076 for the third twelve months. We also have a three-year lease for an approximately 170 square foot office at a shared office space located at 670 Long Beach Blvd., Suite 201, in Long Beach, New York. We also lease warehouse space at RDM, Scheepsbouwweg 8, C4, Innovation Dock, 3089JW Rotterdam, Netherlands, in exchange for approximately $4,000 per month. We also lease a 625 square foot office space in Lawrence, New York for $788 per month. The lease term commenced November 1, 2019 and expires on October 31, 2023

Legal Proceedings

In March 2022, we filed a lawsuit against Universal Energy Inc. and Ventana Tek, LLC in the United States District Court for the Eastern District of New York, alleging infringement on one of our patents.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of our financial condition and results of operations for the twelve-month period ended December 31, 2022 (the “2022 Annual Period”), and the twelve-month period ended December 31, 2021 (the “2021 Annual Period”). This discussion should be read in conjunction with our audited consolidated financial statements and the related notes included in this report.

Overview

Our predecessor-in-interest, Flower Turbines, LLC, was formed as a New York limited liability company on September 15, 2013, and converted into Flower Turbines, Inc., a Delaware corporation, on December 27, 2019. Our headquarters are in Lawrence, New York. We develop and manufacture wind turbines.

On March 27, 2019, we formed Flower Turbines B.V., a Netherlands company, to sell, install, and develop sustainable energy solutions in the European Union. In January 2020, we extended our business into the electric mobility vertical through Flower Turbines B.V.’s acquisition of a product line of charging stations, which include stationary poles, outdoor benches, and workstations, which can charge electric vehicles and other products such as mobile phones. The charging stations generate power through wind, solar, and grid energy. We outfit some of these charging stations with our wind turbines.

Results of Operation

2022 Annual Period Compared to 2021 Annual Period

Revenues

For the 2022 Annual Period we had revenues of $247,208, compared to $338,643 for the 2021 Annual Period.  The decrease in revenues during the 2022 Annual Period is primarily, as a result of fewer sales of turbines by Flower Turbines B.V. The first sales from US production began in June 2022.

Cost of Goods Sold

For the 2022 Annual Period our costs of goods sold was $573,805, compared to $477,995 for the 2021 Annual Period.  The increase in the cost of goods sold during the 2022 Annual Period is primarily a result of an increase in material costs and logistics expenses.

Gross Loss

For the 2022 Annual Period our gross loss was $326,597, compared to $139,352 for the 2021 Annual Period.

Operating Expenses

For the 2022 Annual Period, our total operating expenses were $3,363,713, consisting of $789,919 for research and development expenses, $18,500 for sales and marketing expenses, and $2,555,294 for general and administrative costs. For the 2021 Annual Period, our total operating expenses were $2,998,210, consisting of $330,537 for research and development expenses, $12,754 for sales and marketing expenses, and $2,654,919 for general and administrative costs. The increase in operating expenses during the 2022 Annual Period, primarily the result of increased research and development expenses relating to our development of new charging systems, increased patent prosecution costs, and increased staff.

Loss from Operations

For the 2022 Annual Period we had an operating loss of $3,690,310, compared to an operating loss of $3,137,562 for the 2021 Annual Period.  The increase in operating loss during the 2022 Annual Period is primarily the result of increased research and development expenses.

Other Income/Expenses

For the 2022 Annual Period, we had total other income and expenses of -$19,066, compared to other income and expense of -$4,104 for the 2021 Annual Period.

Net Loss

For the 2022 Annual Period we had a net loss of $3,709,376, compared to a net loss of $3,141,666 for the 2021 Annual Period.

Liquidity and Capital Resources

Since our inception, we have raised over $11,000,000 through various securities offerings, which we have used for operations, including, approximately $2,100,000 from Regulation CF Campaigns, and approximately $8,900,000 through our Regulation A+ offering. As of December 31, 2022, we had total current assets in the amount of $1,320,249 consisting of $252,441 in cash, $18,309 in prepaid expenses, $123,909 in accounts receivables, $438,364 in inventory and $487,226 in investments. As of December 31, 2021, we had total current assets in the amount of $5,164,702 consisting of $2,350,678 in cash, $78,224 in prepaid expenses, $133,151 in accounts receivables, $131,097 in other assets, $139,230 in inventory and $2,332,322 in funds held in escrow related to our Regulation A+ offering. The substantial decrease in cash as of December 31, 2022, compared to December 31, 2021, is primarily the result of investment in the business and operating expenses.

As of March 31, 2023, and excluding any future proceeds raised in our current Regulation A+ offering, we had sufficient operating capital to fund our operations through September 2023.

As of December 31, 2022, we had total liabilities in the amount of $545,433, compared to $549,737 in total liabilities as of December 31, 2020.

We will incur significant additional costs in commercializing our products, including, but not limited to, in production, marketing, sales and customer service, and intend to continue to fund our operations through funds received from this Offering. We may also engage in additional debt and/or equity financings as determined to be necessary. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. Accordingly, our independent auditors report includes a paragraph regarding substantial doubt about our ability to continue as a going concern

Debt

In November 2019, Flower Turbines B.V., our subsidiary, entered into an unsecured loan agreement with Rabobank, pursuant to which two installments were advanced having in the aggregate principal amount of $56,135, and which matures in 84 months. This first advance was in the amount of $28,068, bears interest at 7.5% per annum, and requires monthly interest payments for 84 months with a final balloon payment on the maturity date. The second advance was in the amount of $28,067, bears interest at 7.5% per annum, requires interest only payments for the first 24 months, principal and interest payments of $468 for the next 60 months, with a final balloon payment on maturity date. The total unpaid principal balances on the loans were $55,934 as of December 31, 2021.

Plan of Operations

We are investing in the continued growth of our brand and are seeking to hit the following milestones during 2023:

●	Launch of small, medium, and large sized wind turbines in the United States.
●	EU$500,000 in revenue from sales by Flower Turbines B.V., in the European Union.
●	US$500,000 in revenue from sales of small turbines in the United States.
●	US$1,000,000 in revenue from exports of turbines outside of the United States.
●	Increase concentration of sales in the EU time by adding salespeople and their support and outsourcing all production with drop shipping.
●	Developing projects to sell electricity as well as turbines.

The extent to which we will be able to complete the milestones outlined above is dependent upon the success of our marketing efforts and our utilization of cash.

ITEM 3.  DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office	Approximate Hours per week for part-time employees
Dr. Mark Daniel Farb	Chief Executive Office, Chief Financial Officer, Secretary & Director	67	December 2019 – Present	Full Time
Warren Stoll	Chief Operating Officer	66	January 2022 - Present	Full Time

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such.

Dr. Mark Daniel Farb, has served as our chief executive officer, chief financial officer, secretary and sole director, since our inception in December 2019. Prior thereto, Dr. Farb served as the Manager of our predecessor-in-interest, Flower Turbines LLC, since its founding in September 2014. In 2006, Dr. Farb founded Leviathan Energy, a group of renewable energy companies in Israel and the U.S. and has been serving as its sole officer and director since its founding. Both Leviathan Energy Hydroelectric and Leviathan Energy Wind Lotus, a predecessor of Flower Turbines, won the prestigious Eurogia label for their work. A strong believer in the importance of ecology and an avid hiker, Dr. Farb is a thought leader in the area of renewable energy. He has filed over 60 patents, written over 100 books, and his small wind invention, the Wind Tulip, a predecessor of our existing products, was featured at Bloomfield Science Museum in Jerusalem as one of Israel’s top 45 technologies in 2011. Flower Turbines Inc. was chosen by Pepperdine University Business School as among 30 finalists for the Most Fundable US Companies for 2020 out of 4500 companies researched.

Warren Stoll, has served as our Chief Operating Officer since May 2021. Prior to joining Flower Turbines, between June 2017 and May 2021, he served as Chief Executive Officer of Loan Time, a fintech platform for medical loans, and between September 2009 and June 2017, he served as an independent consultant assisting clients navigate the real estate market and the risks related to real estate investments. Throughout his career, Mr. Stoll has led a series of technology and real estate businesses. Beginning in 1979, Mr. Stoll raised venture capital for four start-ups, and led each company from inception to growth to a successful sale. In 1982, he founded Einstein software, which developed the Einstein word processor, which he subsequently sold to Microsoft. He has also located, analyzed, appraised, and negotiated the purchase and sale of numerous commercial properties. Mr. Stoll has a BA from CSUN and a JD from Southwestern School of Law. He is an avid fisherman, a devoted grandfather, and a champion chess player.

Compensation

The table below reflects the annual compensation of each of the three highest paid persons who were executive officers or directors, during the fiscal year ended December 31, 2022:

Name	Capacities in which compensation received	Cash Compensation		Other Compensation	Total Compensation
Mark Daniel Farb 670 Long Beach Blvd., Suite 201 Long Beach, NY 11561	Chief Executive Officer, Chief Financial Officer, Secretary and Director	$183,000		$0	$183,000
Roy Osinga Marconistraat 16, 12th Fl. 3029 AK Rotterdam, Netherlands	Regional Director EU	$69,825	(1)	$0	$69,825	(1)
Warren Stoll	COO	$147,000		0	$147,000

(1)	Paid in Euros, and includes EU$24,000 in severance payments.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our outstanding common stock (which are our only voting securities) as of March 31, 2023, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding common stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of Beneficial ownership	Amount and nature of beneficial ownership acquirable (1)	Percent of class
Common Stock	Dr. Mark Daniel Farb 670 Long Beach Blvd., Ste 201 Long Beach, NY 11561	7,311,000	250,000	70.12%
Common Stock	Warren Stoll 670 Long Beach Blvd., Ste 201 Long Beach, NY 11561	0	20,000	0.19%
Common Stock	All directors and officers as a group (2 persons)	7,311,000	270,000	70.31%

(1)	Includes stock options that are immediately exercisable for $7.00 per share.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We paid Dr. Farb $50,000 for consulting services for the year ended December 31, 2020. In addition, during 2019, we paid $2,171 to Dr. Farb for housing expenses in Rotterdam.

On February 19, 2019, Flower Turbines B.V., our wholly owned subsidiary, and Dr. Farb, entered into a Participation Agreement with PortXL Netherlands, B.V., pursuant to which Flower Turbines B.V., was admitted to a startup accelerator program operated by PortXL. Pursuant to the agreement, Flower Turbines, B.V., agreed that Dr. Farb, and no less than one other designee of Flower Turbines, B.V., would actively participate in the accelerator program for a minimum of three (3) months.

In connection therewith, on May 1, 2019, we and Flower Turbines B.V., entered into a Shareholders Agreement with Dr. Farb, Roy Osinga and PortXL, pursuant to which (1) we agreed to issue PortXL, eight percent (8%) of the capital stock of Flower Turbines, B.V., in exchange for €15,000 in cash and 85,000 in services. In addition, Dr. Farb and Flower Turbines LLC, granted Flower Turbines B.V., a royalty free, irrevocable, unconditional, exclusive and perpetual license to use, in connection with the sale, installation and development of sustainable energy solutions in France, Belgium, Netherlands, Germany, and Denmark, any intellectual property previously or thereafter developed by Dr. Farb or Flower Turbines LLC. Flower Turbines, B.V., also granted PortXL certain anti-dilution rights in connection with the issuance of additional shares of Flower Turbines B.V.’s capital stock at a pre-money valuation of less than €4,000,000. The agreement also includes a drag along right and tag along right, and the right of Flower Turbines, B.V., to repurchase the capital stock issued to PortXL, in exchange for €320,000. On April 10, 2020, Flower Turbines B.V., initiated a repurchase of all its shares of capital stock owned by PortXL Netherlands B.V., in exchange for €45,000, all of which was paid January 1, 2021.

Upon formation of Flower Turbines, B.V., Roy Osinga, our Regional Director EU, was issued 4% of the capital stock of Flower Turbines B.V. In June 2022, Flower Turbines Inc. purchased those shares for $50,000 as part of a departure agreement. Flower Turbines BV is now 100% owned by Flower Turbines Inc.

In January 2020, Leviathan Energy Wind Lotus, Ltd., an Israeli company, wholly owned and controlled by Dr. Farb, assigned certain patents to us in exchange for $1.00.

In January 2020, Dr. Farb granted us an exclusive, worldwide, royalty free license to use and commercialize various patents, trademarks, copyrights, and domain names related to our business. The term of the license is 20 years.

In exchange for six (6) loans we made to Flower Turbines B.V., between September 2019 and May 2020, Flower Turbines B.V. issued us six Promissory Notes in the aggregate principal amount of $191,850. Each of the Notes accrues interest at a rate of 5% per annum and are due and payable on the earlier of 5 years and the date Flower Turbines B.V. has sufficient capital to repay the loans. Interest only payments are due on each Note on December 31st of each year. In March 2020, Flower Turbines B.V., paid $10,866 in partial satisfaction of the initial note.

On February 12, 2020, we entered into an agreement with Flower Turbines B.V., pursuant to which we agreed to transfer to Flower Turbines B.V., our intellectual property related specifically to the European Union, including, but not limited to, patents, trademarks and domain names. Flower Turbines B.V. agreed to pay all costs incurred with respect to such intellectual property. Both parties also agreed that each shall have a royalty free right to use each other’s intellectual property. We also agreed to share certain costs and expenses related to the development of intellectual property in the future.

On April 20, 2020, we entered into an agreement with Flower Turbines B.V., pursuant to which we agreed to sell to Flower Turbines B.V., any of our products or components it desires to purchase in exchange for our manufacturing costs plus 7.5%. In addition, Flower Turbines B.V. agreed to sell us any of our products or components it desires to purchase in exchange for its manufacturing costs plus 7.5%. The agreement also provides that Flower Turbines B.V. shall have the exclusive right to sell its products and our products within the European Union, unless otherwise approved by us, and that we have the exclusive right to sell Flower Turbines B.V.’s products anywhere in the world outside of the European Union.

In January 2021, we issued Mr. Osinga and Dr. Farb, respectively, options to purchase 100,000 shares and 500,000 shares of common stock, having exercise prices of $7.00 per share. Mr. Osinga’s options have expired.

In November 2021, we issued Mr. Stoll an option to purchase 200,000 shares of common stock, having an exercise price of $7.00 per share.

ITEM 6. OTHER INFORMATION

None.

ITEM 7. FINANCIAL STATEMENTS

Flower Turbines, Inc.

A Delaware Corporation

Consolidated Financial Statements and Independent Auditor’s Report

December 31, 2022 and 2021

Flower Turbines, Inc.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Management of Flower Turbines, Inc. Long Beach, New York

Opinion

We have audited the consolidated financial statements of Flower Turbines, Inc. (“the Company”) (a Delaware corporation), which comprise the consolidated balance sheets as of December 31, 2022 and 2021 and the related consolidated statements of operations and comprehensive income/(loss), changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Flower Turbines, Inc. as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

Members of: WSCPA AICPA PCPS 802 North Washington PO Box 2163 Spokane, Washington 99210-2163 P 509-624-9223 TF 1-877-264-0485 mail@fruci.com www.fruci.com

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Flower Turbines, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has not yet generated profits since inception, has sustained losses and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Flower Turbines, Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Flower Turbines, Inc.’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude, whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Flower Turbines, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Spokane, Washington

May 31, 2023

FLOWER TURBINES, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2022 and 2021

	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$252,441	$2,350,678
Prepaid expenses	18,309	78,224
Accounts receivable	123,909	133,151
Other assets	-	131,097
Inventory	438,364	139,230
Investments	487,226	-
Funds held in escrow	-	2,332,322
Total Current Assets	1,320,249	5,164,702
Non-Current Assets:
Property and equipment, net	162,519	40,580
Intangible assets	87,452	-
Right of use asset	99,434	-
Total Non-Current Assets	349,405	40,580
TOTAL ASSETS	$1,669,654	$5,205,282

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current Liabilities:
Accounts payable	$98,444	$281,651
Deferred revenue	239,864	146,912
Right of use liability - current	49,605	-
Accrued expenses	46,899	64,240
Notes payable - current	3,962	3,676
Total Current Liabilities	438,774	496,479
Long-Term Liabilities:
Notes payable - net of current	40,785	53,258
Right of use liability - net of current	65,874	-
Total Long-Term Liabilities	106,659	53,258
Total Liabilities	545,433	549,737
Stockholders' Equity:
Common stock, $0.0001 par, 20,000,000 shares authorized, 9,975,566 and 9,971,680 shares issued and outstanding as of December 31, 2022 and 2021, respectively.	998	998
Additional paid-in capital	10,395,467	10,223,395
Accumulated deficit	(9,222,540)	(5,513,164)
Accumulated other comprehensive loss	(49,704)	(55,684)
Total Stockholders' Equity	1,124,221	4,655,545
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,669,654	$5,205,282

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

For the years ended December 31, 2022 and 2021

	2022	2021
Net revenues	$247,208	$338,643
Cost of net revenues	(573,805)	(477,995)
Gross profit/(loss)	(326,597)	(139,352)

Operating Expenses:
General & administrative	2,555,294	2,654,919
Sales & marketing	18,500	12,754
Research and development	789,919	330,537
Total Operating Expenses	3,363,713	2,998,210
Loss from operations	(3,690,310)	(3,137,562)

Other Income/(Expense):
Interest expense	(4,902)	(4,469)
Interest income	-	423
Other expense	(14,164)	(58)
Total Other Income/(Expense)	(19,066)	(4,104)

Net loss	(3,709,376)	(3,141,666)
Foreign currency translation gain/(loss)	5,980	(40,133)
Other comprehensive loss	$(3,703,396)	$(3,181,799)
Basic and diluted net loss per share	$(0.37)	$(0.33)
Weighted average shares outstanding - basic and diluted	9,973,623	9,464,027

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the years ended December 31, 2022 and 2021

	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Equity
Balance at January 1, 2021	8,947,960	$900	$2,464,674	$(2,371,498)	$(15,551)	$78,525
Issuance of shares - Regulation A	903,960	90	8,065,207	-	-	8,065,297
Shares issued in exchange for cash	119,760	8	556,605	-	-	556,613
Offering costs	-	-	(863,091)	-	-	(863,091)
Net loss	-	-	-	(3,141,666)	(40,133)	$(3,181,799)
Balance at December 31, 2021	9,971,680	998	10,223,395	(5,513,164)	(55,684)	4,655,545
Issuance of shares - Regulation A	3,886		199,252	-	-	199,252
Offering costs	-	-	(27,180)	-	-	(27,180)
Net loss	-	-	-	(3,709,376)	5,980	(3,703,396)
Balance at December 31, 2022	9,975,566	$998	$10,395,467	$(9,222,540)	$(49,704)	$1,124,221

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2022 and 2021

	2022	2021
Cash Flows From Operating Activities
Net loss	$(3,709,376)	$(3,141,666)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	30,858	11,322
Inventory reserve charge	344,362	-
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	9,242	(124,591)
(Increase)/Decrease in prepaid expenses	60,245	(42,940)
(Increase)/Decrease in other assets	131,097	(78,630)
(Increase)/Decrease in inventory	(643,496)	(98,250)
(Increase)/Decrease in right of use asset	(99,434)	-
Increase/(Decrease) in accounts payable	(183,205)	182,668
Increase/(Decrease) in accrued expenses	(17,342)	44,653
Increase/(Decrease) in deferred revenue	92,952	52,205
(Increase)/Decrease in right of use liability	115,479	-
Net Cash Used In Operating Activities	(3,868,618)	(3,195,229)

Cash Flows From Investing Activities
Patent costs	(87,452)	(31,320)
Purchase of investments	(487,226)	-
Purchase of property of equipment	(152,797)	(40,772)
Net Cash Used In Investing Activities	(727,475)	(72,092)

Cash Flows From Financing Activities
Payments on notes payable	(12,188)	(5,207)
Proceeds from issuance of stock	2,531,244	6,476,179
Offering costs	(27,180)	(863,091)
Net Cash Provided By Financing Activities	2,491,876	5,607,881

Cash effects of foreign currency translation loss	5,980	(40,133)

Net Change In Cash	(2,098,237)	2,300,427

Cash at Beginning of Period	2,350,678	50,251
Cash at End of Period	$252,441	$2,350,678

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$4,902	$4,469
Cash paid for income taxes	$-	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

Flower Turbines, Inc. and subsidiary (collectively the “Company”), is a corporation formed under the laws of Delaware. The Company was originally incorporated as a New York limited liability company on September 25, 2013 under the name Flower Turbines, LLC. The LLC converted to a Delaware corporation on December 26, 2019. The Company develops unique designs for wind turbines. On March 27, 2019 Flower Turbines B.V. (the “Subsidiary”) was formed in the Netherlands. Flower Turbines B.V. was a 96% owned subsidiary of the Company and was formed for the sale, installation, and development of sustainable energy solutions inside Europe. During 2022, the Company purchased the remaining 4% interest in the subsidiary and the Company is now the sole owner.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Basis for Consolidation

The Company prepares consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP). These consolidated financial statements include all accounts of Flower Turbines, Inc., along with its wholly owned subsidiary, Flower Turbines B.V. All transactions and balances between and among the aforementioned companies have been eliminated in consolidating the accounts for consolidated financial statement presentation. The accounting and reporting policies of the Company conform to GAAP. The Company adopted the calendar year as its basis of reporting.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company has adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Noncontrolling Interests

Noncontrolling interests represents minority owners’ share of net income or losses and equity in the Company’s majority-owned consolidated subsidiary. During 2019, the Company owned 88% of the subsidiary, in 2020, the Company acquired an additional 8% of the subsidiary, and in June 2022 acquired an additional 4% of the subsidiary, at which time it became a wholly owned subsidiary of the Company. The financial statements have been retrospectively adjusted to reflect the change, and that there was no impact on net loss for the period ended December 31, 2021.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions.  As of December 31, 2022 and 2021, the Company carried receivables of $147,196 and $133,151 and allowances of $23,287 and $0 against such, all respectively.

Inventory & Shipping and Handling Costs

Inventory is stated at the lower of cost or market and accounted for using the specific identification method. As of December 31, 2022 and 2021, the Company had $0 and $64,448 of inventory in transit, respectively and the remainder consisted of finished goods held for sale.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000 as property and equipment and depreciates such assets on a straight-line basis over estimated useful lives (5 years). The Company’s property and equipment is assessed annually for indications of impairment. The Company’s property and equipment are recorded at costs of $194,780 and $48,289 and are presented net of accumulated depreciation of $32,261 and $7,709 as of December 31, 2022 and 2021, respectively. Depreciation expense of $30,858 and $11,322 were recorded for the years ended December 31, 2022 and 2021, respectively.

Deferred Offering Costs

The Company complies with the requirement of FASB ASC 340-10-S99-1. Prior to the completion of the offering these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholders’ equity upon the completion of the offering. There were no deferred offerings costs capitalized to the balance sheet as of December 31, 2022 and 2021, respectively.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

	Total	Level 1	Level 2	Level 3
Investment in equity securities	$78,754	$78,754	$-	$-
Total	$78,754	$78,754	$-	$-

The Company holds domestic municipal bonds totaling $408,472 and is classified as held to maturity and the Company reviews the investments on an annual basis to determine possible impairments. No impairment was recorded for the year ended December 31, 2022.

The Company holds investments in equity securities totaling $78,754, the Company records the assets at fair value and reviews the investments on an annual basis to determine possible impairments. No impairment was recorded for the year ended December 31, 2022.

The carrying amounts reported in the balance sheets approximate their fair value.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash. The Company will place its cash and cash equivalents with financial institutions of high credit- worthiness and has a policy to not carry a balance in excess of FDIC insurance limits.

Basic Income/(Loss) per Common Share

Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net loss available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity.

Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited. As of December 31, 2022, the Company did not hold funds in excess of FDIC insurance limits.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

Each product sold to a customer typically represents a distinct performance obligation. The Company satisfies its performance obligation and revenue is recorded at the point in time when products are installed as the Company has determined that this is the point that control transfers to the customer. The Company invoices customers upon delivery of the products, and payments from such customers are due upon invoicing.

75% and 46% of revenue came from 6 and 2 customers during the year ended December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, $239,864 and $146,912 of deferred revenue were recorded, respectively. The $146,912 of deferred revenue was recognized as revenue in the year ended December 31, 2022. Revenues are recognized on these arrangements after the units are produced and fulfilled to the customers, and all other revenue recognition criteria are achieved. Substantially, all revenue recorded for the years ended December 31, 2022 and 2021 were for sales through the subsidiary.

Research and Development

The Company expenses research and development costs when incurred.

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the consolidated financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements. The Company has determined that there are no material uncertain tax positions.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

From its inception until December 26, 2019, at which time the LLC was converted to a corporation, the Company was subject to taxation as a limited liability company, and therefore was treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the members. As such, no recognition of federal or state income taxes for the Company have been provided for in the accompanying consolidated financial statements during that period.

For the period after the December 26, 2019 conversion to a corporation, the Company was taxed as a corporation. The Company estimates it will have a net operating loss carryforward of $4,725,420 as of December 31, 2022. The Company pays federal and New York income taxes at a combined effective rate of approximately 26% and has used this effective rate to derive a net deferred tax asset of $1,228,609 as of December 31, 2022, resulting from its net operating loss carryforward. Due to uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize the net operating loss carryforwards, the Company has recorded a full valuation allowance to reduce the net deferred tax asset to zero, there was no net operating loss recorded for December 31, 2022. The 2022 tax returns have not yet been filed as of the issuance of these consolidated financial statements. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Foreign Currency

The consolidated financial statements are presented in United States Dollars, (“USD”), which is the reporting currency and the functional currency of the Company’s U.S. operations. The functional currency for the Subsidiary is its local currency. In accordance with ASC 830, Foreign Currency Matters, foreign denominated monetary assets and liabilities are translated to their USD equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at exchange rate prevailing at the transaction date. Revenue and expenses were translated at the prevailing rate of exchange at the date of the transaction. Related translation adjustments are reported as a separate component of stockholders’ equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations. At December 31, 2022 and 2021, the foreign currency translation gain/(loss) was $5,981 and ($40,133), respectively.

Leases

On January 1, 2022, the Company adopted ASC 842, Leases, as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use (ROU) assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from lease arrangements. The Company adopted the new guidance using a modified retrospective method. Under this method, the Company elected to apply the new accounting standard only to the most recent period presented, recognizing the cumulative effect of the accounting change, if any, as an adjustment to the beginning balance of net assets. Accordingly, prior periods have not been restated to reflect the new accounting standard. The cumulative effect of applying the provisions of ASC 842 had no material impact on net assets.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

The Company elected transitional practical expedients for existing leases which eliminated the requirements to reassess existing lease classification, initial direct costs, and whether contracts contain leases. Also, the Company elected to present the payments associated with short-term leases as an expense in statements of operations. Short-term leases are leases with a lease term of 12 months or less. The adoption of ASC 842 had no impact on the Company’s balance sheet as of January 1, 2022.

NOTE 3: GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated profits since inception, has sustained losses of $3,709,376 and $3,141,666 for the years ended December 31, 2022 and 2021, respectively, and has negative cash flows from operations for the years ended December 31, 2022 and 2021, respectively and the Company is reliant on continual financing.

The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to utilize existing fundraising capital to increase sales and obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. Management has evaluated these conditions and plans to raise capital as needed to satisfy it liquidity needs through its Regulation A offering in 2023 and increasing its sales. No assurance can be given that the Company will be successful in these efforts. The balance sheet does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: STOCKHOLDERS’ EQUITY

Capital Structure

The Company was originally incorporated as a New York limited liability company. The membership interests in such and associated members’ equity were applied to stockholders’ equity and the members were issued common stock in the corporation in exchange for their membership interests in the LLC. Upon conversion to a Delaware corporation in December 2019, the Company authorized 2,500,000 shares of common stock at $0.0001 par value. During 2021, the Company executed a 10-1 stock split and amended it’s Articles of Incorporation increasing its authorized shares to 20,000,000. As of December 31, 2022 and 2021, 9,975,566 and 9,971,680 shares of common stock were issued and outstanding, respectively.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

Stock and Membership Units

In 2022, the Company had raised $199,252 through issuance of its common stock pursuant to an offering under Regulation A, where 3,886 shares were issued at $51.27 per share. In 2021, the Company had raised $8,065,297 through issuance of its common stock pursuant to an offering under Regulation A, where 903,960 shares were issued at $8.92 per share. In 2021, the Company raised $556,613 through issuance of its common stock, where 119,760 shares were issued at $4.65 per share. As of December 31, 2022 and 2021, there was $0 and $2,332,322 of funds held in escrow, respectively, related to these issuances. Direct offering costs related to its financing activities totaled $27,180 and $863,091 for the years ended December 31, 2022 and 2021, respectively.

Flower Turbines B.V. was a party to an Employment Agreement with Mr. Osinga. The employment agreement has a term of one year, which commenced January 1, 2020, and provides for a monthly base salary of €6,000. The Company also agreed that Mr. Osinga shall receive a commission equal to 5% of the total revenue generated in Europe, above €150,000. The Company agreed that if they were able to generate €500,000 or more in revenue in Europe during 2020, the Company shall issue Mr. Osinga an additional number of shares of Flower Turbines B.V. equal to 3% of the outstanding share capital. The employment agreement was terminated in June 2022 and his shares were purchased by the Company.

Options

During the year ended December 31, 2021, the Company issued 800,000 options that had no intrinsic value, and as such, no expense was recorded. 100,000 of those were for Mr. Osinga, who is no longer entitled to them as of June 2022 by leaving the Company.

NOTE 5: OPERATING LEASES

Effective July 2017, the Company entered into a lease agreement for a car. The lease term commenced July 2017 and expired in June 2022. Monthly lease obligations under the lease were $271 per month. The lease was paid off in 2021.

The Company entered into a lease agreement for office space. The lease term commenced November 1, 2019 and expired on October 31, 2020. Monthly lease obligations under the lease were $1,039 per month. Lease expense for the years ended December 31, 2022 and 2021 totaled $0 and $80,797, respectively.

On March 1, 2022, the Company entered into a 36-month lease agreement for office space. The lease requires escalating monthly lease payments ranging from $2,955 to $3,076. Lease expense for the year ended December 31, 2022 totaled $27,680.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

The following is a schedule of operating lease liability as of December 31, 2022:

2023	$49,605
2024	50,348
2025	16,932
2026	10,224
2027	1,704
Total undiscounted cash flows	128,813
Unamortized interest	(13,334)
Present value of operating lease liability	$115,479
Operating lease liability, current	$49,605
Operating lease liability, non-current	65,874
Present value of operating lease liability	$115,479

NOTE 6: RELATED PARTY TRANSACTIONS

During 2019, the Company advanced funds to the founder of the Company, these funds were paid back in 2020. As of December 31, 2022 and 2021, the balance due from the stockholder under the arrangement was $0 and $0, respectively. The advance bore no interest and had no maturity date, but was fully returned. The founder of the Company was paid $0 and $10,000 for consultant services for the year ended December 31, 2022 and 2021, respectively.

NOTE 7:  LOANS PAYABLE

On November 4, 2019 the Subsidiary entered into a loan agreement with a bank for total principal of $56,134. Loan A is for principal of $28,068 and bears interest at 7.5%. The loan requires monthly interest payments for 84 months with a final balloon payment on the maturity date. Loan B is for principal of $28,067, bears interest at a 7.5% fixed rate. The loan requires interest only payments for the first 24 months, followed by principal and interest payments of $468 for the next 60 months, followed by a balloon payment on the last day of the loans. Loans A and B are unsecured. Interest expense for these loans totaled $4,902 and $4,469 the years ending December 31, 2022 and 2021, respectively. Accrued interest payable totaled $0 for the years ended December 31, 2022 and 2021. Total unpaid principal balance was $44,746 and $55,934 as of December 31, 2022 and 2021, respectively.

Future minimum principal payments under the loans are as follows as of December 31:

2023	3,962
2024	4,269
2025	4,601
2026	4,850
2027	4,955
Therafter	22,110
Total	$44,747

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022 and 2021 and for the years then ended

NOTE 8: RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted this standard during the current period.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated balance sheet. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 9: COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations. The Company also has unknown impacts from the ongoing COVID-19 pandemic.

NOTE 10: SUBSEQUENT EVENTS

Management’s Evaluation

The Company has evaluated subsequent events through May 31, 2023, the date the consolidated financial statements were available to be issued. Based on the evaluation, no additional material events were identified which require adjustment or disclosure other than those below.

The Company has raised $1.4 million of proceeds from stock issued in 2023.

See accompanying Independent Auditor’s Report

ITEM 8. EXHIBITS

1.0	Posting Agreement with StartEngine Primary LLC (1)

2.1	Certificate of Incorporation (2)

2.2	First Amendment to Certificate of Incorporation (3)

2.3	Bylaws (4)

4.1	Form of Subscription Agreement (5)

6.1	License Agreement with Dr. Mark Daniel Farb (6)

6.2	Stock Option Plan (7)

6.3	Employment Agreement with Dr. Mark Daniel Farb (8)

6.4	Employment Agreement with Warren Stoll. (9)

6.5	Quotation Agreement (10)

8	Escrow Services Agreement (11)

11	Consent of Fruci & Associates II (12)

1.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11330) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex1-0.htm.
2.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11330) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex2-1.htm.
3.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11330) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex2-2.htm.
4.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11330) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex2-3.htm.
5.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11330) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex4-1.htm.
6.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11330) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex6-1.htm.
7.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11330) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex6-2.htm.
8.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11330) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex6-3.htm.
9.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11330) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex6-4.htm.
10.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11330) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex6-5.htm.
11.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11330) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex8.htm.
12.	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lawrence , NY., on June 5, 2023.

FLOWER TURBINES, INC.

By	/s/ Mark Daniel Farb
	Title:	Chief Executive Officer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Director

	Dated:	June 5, 2023